Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO Kate Blute – Director of Investor and Public Relations 520/747-6600	Alison Ziegler 212/554-5469

FOR IMMEDIATE RELEASE

Providence Service Corporation Expects to Record Non-recurring

Tax Benefit of $1.4 Million, or $0.11 Per Share, in Third Quarter 2009

TUCSON, AZ, – November 2, 2009 — The Providence Service Corporation (Nasdaq: PRSC) today announced that it expects to record an income tax benefit of approximately $1.4 million, or $0.11 per diluted share, in its third quarter ended September 30, 2009. The unanticipated, non-recurring tax benefit is primarily attributed to the recent true up of its 2008 income tax provision with the actual 2008 federal and state tax returns filed in 2009.

The tax benefit was not included in Company guidance issued on October 19, 2009 that anticipated diluted earnings per share for the quarter ended September 30, 2009 of $0.20 to $0.22 and earnings per diluted share of $1.37 to $1.41 for the full year.

For the fourth quarter of 2009, and for the year 2010, the Company anticipates a tax rate of approximately 40%.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 78,000 clients through 925 active contracts at June 30, 2009, with an estimated 6.7 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors

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Providence Service Corp.

include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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